NASCHITZ BRANDES

                                [GRAPHIC OMITTED]


                            Tel-Aviv, October 8, 2003



Commtouch Software Ltd.
6 Hazoran Street
Poleg Industrial Park, P.O. Box 8511
Netanya 42504
Israel

Ladies and Gentlemen:

         We refer to the registration statement on Form F-3 to be filed by Commtouch Software Ltd., an Israeli company (the "Company"), on or about October 9, 2003 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement relates to the offering by the selling securityholders, as described in the Registration Statement, of up to 8,586,667 Ordinary Shares, nominal value NIS
0.05 per share, of the Company (the "Shares").

         As special Israeli counsel to the Company in connection with the offering of the Shares pursuant to the Registration Statement, we have examined such corporate records and documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion.

         Upon the basis of such examination, we are of the opinion that the issuance of the Shares has been duly authorized by the Company's Board of Directors.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement and elsewhere in the Registration Statement and Prospectus.


                                               Very truly yours,


                                               Naschitz, Brandes & Co.